Exhibit 99.1

PRESS RELEASE
Contact:	Mark E. Hood SVP, Chief Financial Officer (314-633-7255)
Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 7.7%
For the Four Weeks Ended November 29, 2005
and Raises Full Year 2005 Earnings Per Diluted Share Target to $1.63 to $1.64
St. Louis, MO, December 7, 2005 — Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales increased 7.7% for the four weeks ended November 29, 2005. The breakdown between Company-owned and franchised bakery-cafes is as follows:

	For the 4 weeks ended	For the 8 weeks ended	Year-to-date through
	November 29, 2005	November 29, 2005	November 29, 2005
Company-owned	7.5%	7.8%	7.5%
Franchised	7.7%	8.0%	8.1%
Total System	7.7%	7.9%	7.9%
Company-owned comparable bakery-cafe sales increases are based on sales for bakery-cafes that have been in operation and company owned for at least 18 months. Franchised comparable bakery-cafe sales increases are based on sales for bakery-cafes that have been in operation for at least 18 months. Both company-owned and franchised comparable bakery-cafe sales exclude closed locations.
The 7.9% increase in system-wide comparable sales for the 8 weeks ended November 29, 2005 exceeded the Company’s targeted growth range of 6.8% to 7.1% for the first eight weeks of the fourth quarter. As a result, the Company today raised its full year 2005 earnings per diluted share target to be $1.63 to $1.64, representing an increase of 30% to 31% over 2004 results.
The Company reported its sales results earlier than in prior periods as its internal systems have become more efficient. As a result, the Company expects to report sales information on a more timely basis in 2006 compared to 2005. The calendar for 2006 reporting dates will be released when the Company reports sales for the four weeks ended December 27, 2005.
Included above are Company, franchised, and system-wide comparable bakery-cafe sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all Company and franchise bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses, and believes it is useful in assessing consumer acceptance of the Company’s brand and facilitating an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.
Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panera.com .
Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: variations in the number and timing of bakery-cafe openings; the ability by the Company and franchisees to operate additional bakery-cafes profitably; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly market changes, food and labor costs, and inflation; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 25, 2004 and its quarterly reports on Form 10-Q.